Exhibit 10.b.iv
Form of Stock Option Grants for
grants during 2012 under 2005 Plan

MASCO CORPORATION

TERMS AND CONDITIONS OF
NON-QUALIFIED STOCK OPTIONS GRANTED
UNDER THE MASCO CORPORATION
2005 LONG TERM STOCK INCENTIVE PLAN

These Terms and Conditions apply to a grant to you of a non-qualified stock option (the “Option”) by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Masco Corporation. The grant date, number of shares, exercise price, vesting dates and the expiration date of the Option (“Grant Information”) are set forth under “Stock Options Grant Detail & History” located under the “Grants & Awards” tab, and are incorporated herein by reference. By pressing “Acknowledge Grant” and “I agree” you agree to accept the Option, and you voluntarily agree to these Terms and Conditions and the provisions of the 2005 Long Term Stock Incentive Plan (the “Plan”), and acknowledge that:

•	You have read and understand all these Terms and Conditions, and are familiar with the provisions of the Plan.

•	You have received or have access to all of the documents referred to in these Terms and Conditions.

•
All of your rights to the Option are embodied in these Terms and Conditions and in the Plan, and there are no other commitments or understandings currently outstanding with respect to any other grants of options, restricted stock, phantom stock or stock appreciation rights, except as may be evidenced by agreements duly executed by you and Masco Corporation.

•
In the case of a Change in Control as defined in the Plan, the provisions of subsections 7(f)(ii)(A) and 7(f)(ii)(B) of the Plan (which describe the Excise Tax Adjustment Payment, or "tax gross-up") shall be inoperative and unavailable with respect to any rights to shares or to any payments which may occur as a result of accelerated vesting or otherwise, for the shares which are the subject of this Grant, and under no circumstances shall there be made any Excise Tax Adjustment Payment or similar tax gross-up payment with respect to the shares which are the subject of this Grant following any Change in Control.

Masco Corporation (the “Company”) and you agree that all of the terms and conditions of the grant of the Option (including the Grant Information) are set forth in these Terms and Conditions and in the Plan. These Terms and Conditions together with the Grant Information constitute your option agreement (the “Agreement”). Please read these documents and the related prospectus carefully. Copies of the Plan and the prospectus as well as the Company’s latest annual report to stockholders and proxy statement are available in the “Documents” section of http://bnymellon.com/shareowner/equityaccess.

The use of the words "employment" or "employed" shall be deemed to refer to employment by the Company and its subsidiaries and shall not include employment by an "Affiliate" (as defined in the Plan) which is not a subsidiary of the Company unless the Committee so determines at the time such employment commences.

This Option, if accepted by you, grants you the right to purchase shares of Company Common Stock, $1.00 par value, at a price per share which shall not be less than 100% of the fair market value of a share of Company Common Stock on the date of grant.

When the Option is Exercisable and Termination

The Option is exercisable cumulatively in installments, provided that, subject to the last sentence of this paragraph, on each date of exercise you qualify under the provisions of the Plan, including Section 6(a), subparagraph (ii) (E), to exercise such Option. All installments of the Option must be exercised no later than ten years after the date of grant; all unexercised installments or portions thereof shall lapse and the right to purchase shares pursuant to this Option shall be of no further effect after such date. If during the option exercise periods your employment is terminated for any reason, the Option shall terminate in accordance with Section 6 of the Plan.

You agree not to engage in certain activities.

Notwithstanding the foregoing, if at any time you engage in an activity following your termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or affiliated company, all unexercised installments of the Option or portions thereof will be forfeited to the Company. You acknowledge that such activity includes, but is not limited to, Business Activities (as defined below).

In addition you agree, in consideration for the grant of the Option and regardless of whether the Option becomes exercisable or is exercised, while you are employed or retained as a consultant by the Company or any of its subsidiaries and for a period of one year following any termination of your employment and, if applicable, any consulting relationship with the Company or any of its subsidiaries other than a termination in connection with a Change in Control (as defined in the Plan), not to engage in, and not to become associated in a “Prohibited Capacity” (as defined below) with any other entity engaged in, any Business Activities and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of (x) the Company or any subsidiary if you are employed by or consulting with the Company at any time the Option is outstanding, or (y) the subsidiary employing or retaining you at any time while the Option is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, (2) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Should you either breach or challenge in judicial, arbitration or other proceedings the validity of any of the restrictions contained in the preceding paragraph, by accepting the Option you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from the exercise of any portion of the Option, net of all federal, state and other taxes payable on the amount of such income (and reduced by any amount already paid to the Company under the second preceding paragraph), but only to the extent such exercises occurred on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.

You agree to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan and Option agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing which (1) is within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Agreement or the Plan or the provisions of any other option agreements or restricted stock awards or other agreements relating to Company Common Stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of this Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon this Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any of the Company’s option, restricted stock or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and the Company or one of its subsidiaries, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

The following provision applies if your employment is terminated.

If your employment with the Company or any of its subsidiaries is terminated for any reason, other than death, permanent and total disability, retirement on or after normal retirement date or the sale or other disposition of the business or subsidiary employing you, and other than termination of employment in connection with a Change in Control, and if any installments of the Option or any restoration options granted upon any exercise of the Option became exercisable within the two year period prior to the date of such termination (such installments and restoration options being referred to as the “Subject Options”), by accepting the Option you agree that the following provisions will apply:

(1)
Upon the demand of the Company you will pay to the Company in cash within 30 days after the date of such termination the amount of income realized for income tax purposes from the exercise of any Subject Options, net of all federal, state and other taxes payable on the amount of such income, plus all costs and expenses of the Company in any effort to enforce its rights hereunder; and

(2)
Any right you would otherwise have, pursuant to the terms of the Plan and these Terms and Conditions, to exercise any Subject Options on or after the date of such termination, shall be extinguished as of the date of such termination.

The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.

The Option grant does not imply any employment or consulting commitment by the Company.

You agree that the grant of the Option and acceptance of the Option does not imply any commitment by the Company, a subsidiary or affiliated company to your continued employment or consulting relationship, and that your employment status is that of an employee‑at‑will and in particular that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time. You agree that your acceptance represents your agreement not to terminate voluntarily your current employment (or consulting arrangement, if applicable) for at least one year from the date of grant unless you have already agreed in writing to a longer period.

You agree to comply with applicable tax requirements and to provide information as requested.

You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to shares acquired pursuant to the Option, as may be requested by the Company or any of its subsidiaries or affiliated companies.

The Agreement shall be governed by and interpreted in accordance with Michigan law.

The headings set forth herein are for informational purposes only and are not a substantive part of these Terms and Conditions.

These Terms and Conditions are effective for grants made on and after February 6, 2012.

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